EXHIBIT 10.2

REVOLVING CREDIT NOTE

April 3, 2008

$30,000,000

FOR VALUE RECEIVED, the undersigned Green Plains Grain Company LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Borrower”), promises to pay to the order of First National Bank of Omaha, a national banking association (together with its successors and assigns, the “Lender”), the principal sum of up to thirty million dollars ($30,000,000), together with interest thereon, as specified below.

This Revolving Credit Note is issued under and in accordance with the terms of the Credit Agreement dated April 3, 2008 among Borrower and Lender, and is subject to the provisions and entitled to the benefits of such agreement, including all provisions related to renewal, default, acceleration and remedies. Capitalized terms not defined in this Revolving Credit Note shall have the respective meanings set forth in the Credit Agreement.  All obligations of Borrower hereunder shall be payable in immediately available funds in lawful money of the United States of America in the manner specified in Section 2.4(e) of the Credit Agreement.

Borrower agrees to pay to Lender the Revolving Credit Loans which are evidenced by this Revolving Credit Note on or before the earlier of (i) April 3, 2010, (ii) termination of the Revolving Credit Facility and (iii) termination of the Credit Agreement.  Borrower may prepay all or any part of the unpaid principal hereunder without premium or penalty (subject to the provisions of Section 2.9 of the Credit Agreement) at any time and reborrow, on a revolving basis, the principal amount available on this Revolving Credit Note, subject to the terms and conditions of the Credit Agreement.  Notwithstanding the immediately preceding sentence, the Revolving Credit Loans outstanding under this Revolving Credit Note at any one time shall not exceed the lesser of the Revolving Credit Commitment and the Borrowing Base.

Each Advance made against this Revolving Credit Note, any repayment of principal hereon and the status of each such Advance from time to time shall be endorsed by Lender on a schedule to this Revolving Credit Note or recorded on the books and records of Lender (provided that such entries shall be endorsed on a schedule to this Revolving Credit Note prior to any negotiation hereof).  Borrower agrees that in any action or proceeding instituted to collect or enforce collection of this Revolving Credit Note, the entries endorsed on a schedule to this Revolving Credit Note or recorded on the books and records of Lender shall be prima facie evidence of the unpaid principal balance of this Revolving Credit Note and the status of each such Advance from time to time.

Interest shall accrue on the unpaid principal amount of the Revolving Credit Loans at the interest rate set forth in Section 2.3(a) of the Credit Agreement until this Revolving Credit Note is paid in full.  Interest shall accrue on the unpaid principal amount of the Revolving Credit Loans on and after the occurrence and during the continuance of an Event of Default at the Default Rate.  Interest shall be calculated on the basis of actual days outstanding and a 360-day year.  Borrower shall pay interest (i) on the last Business Day of each month until the Revolving Credit Maturity Date, (ii) on the Revolving Credit Maturity Date and (iii) upon payment in full.  Interest shall continue to accrue on the unpaid principal amount of the Revolving Credit Loans notwithstanding any permitted or unpermitted failure of Borrower to make any payment.  Any accrued interest remaining past due for thirty (30) days or more shall be added to and become part of the unpaid principal balance and shall bear interest at the rates specified in this Revolving Credit Note.

The entire outstanding principal balance of the Revolving Credit Loans, together with all unpaid accrued interest thereon, shall be due and payable in full on the Revolving Credit Maturity Date.

If Borrower fails to make any payment of principal or interest on the date due and payable hereunder, or if any other Event of Default occurs under the Credit Agreement, then the entire balance due on this Revolving Credit Note shall at the option of Lender become at once due and payable.

This Revolving Credit Note is secured by the Collateral encumbered by the Credit Agreement and other Loan Documents.  The obligations, covenants and agreements of the Credit Agreement and each and every of the Loan Documents are hereby made a part of this Revolving Credit Note to the same extent and with the same effect as if they were fully set forth herein, and Borrower does hereby agree to perform and keep each and every obligation, covenant and agreement set forth in this Revolving Credit Note, the Credit Agreement and the other Loan Documents.  This Revolving Credit Note shall evidence, and the Credit Agreement and other Loan Documents shall secure, the Obligations.

Borrower hereby waives presentment, protest and notice of dishonour, protest and/or non-payment.

Lender shall not be deemed to have waived any of its rights upon or under this Revolving Credit Note, the Credit Agreement or the other Loan Documents, unless such waiver be in writing and signed by Lender.  No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of Lender on liabilities or collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly or concurrently, subject to any express limitations thereof contained in this Revolving Credit Note, the Credit Agreement or the other Loan Documents.

This Revolving Credit Note shall be construed according to the substantive laws of the State of Nebraska.

Any provision of this Revolving Credit Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[Signature Page Follows]

Executed as of the 3rd day of April, 2008.

Borrower:

Green Plains Grain Company LLC

By: /s/ Wayne Hoovestol Name: Wayne Hoovestol Title: President

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